Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Honeywell International Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(c)	2,000,000	$219.90	(1)	$439,800,000	0.0001531	$67,333.38	—	—	—	—
Fees Previously Paid	—	—	—	—	—		—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—		—	—	—	—	—	—	—
	Total Offering Amounts						$439,800,000
	Total Fees Previously Paid		—	—	—		—	—	—	—	—	—	—
	Total Fee Offsets
	Net Fee Due								$67,333.38

(1)
Estimated solely for the purpose of calculating the registration fee pursuant
to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares reported on the New York Stock Exchange on October 18, 2024.

This registration fee table shall be deemed to update the “Calculation of Registration Fee Tables” in the Company’s Registration Statement on Form S-3 (File No. 333-282810) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.